Exhibit 10.2

3701 Wayzata Blvd Suite 500 | Minneapolis, MN 55416 | 952-947-7777

Matthew Doctor	June 20, 2025

Re: Resignation and Transition Letter Agreement

Dear Matt,

This letter confirms receipt of the notice you provided on June 20, 2025 to the Regis Corporation (the “Company”) Board of Directors (the “Board”) of your intention to resign from your position as President and Chief Executive Officer, and a member of the Board, of the Company, effective at the close of business on June 30, 2025.

Between now and the close of business on June 30, 2025, you will remain in the role of President and Chief Executive Officer. Thereafter, you and the Company have agreed that you will remain employed by the Company on a part-time basis in a non-officer advisor capacity through the close of business on August 31, 2025 (your “Separation Date”), working on such matters as reasonably requested by the Board or the Company’s appointed Interim President and Chief Executive Officer to facilitate a smooth transition of your duties. For the period of your part-time employment between July 1, 2025 and August 31, 2025 (the “Transition Term”), your salary will be reduced by 50% and you will continue to receive normal employee benefits and vest in your outstanding equity awards through the end of the Transition Term.

You acknowledge that the circumstances of your resignation do not entitle you to any severance benefits under the Company’s Amended and Restated Senior Executive Severance Policy (the “Severance Policy”). In addition, effective July 1, 2025, you agree that you will no longer be covered by the Severance Policy. You will remain eligible for payment of your fiscal 2025 Short-Term Incentive Plan (“STIP”) award even if your employment terminates prior to payment of such awards; however, you will not be eligible for a fiscal 2026 STIP award or any future equity or long-term incentive awards. The terms of your outstanding equity and long-term incentive awards will be governed by the applicable plans and award agreements.

You will remain subject to the terms of your Non-Compete, Non-Disclosure, Non-Solicitation and Non-Hire Agreement dated May 5, 2022, pursuant to the terms thereof (your “Continuing Obligations”). You agree that during the Transition Term, you will have no business relationships, employment relations or consulting obligations in conflict or that interfere with your performance of obligations to the Company as set forth herein or your Continuing Obligations.

During the Transition Term, you shall have no authority or right, express or implied, to assume or create any obligation or responsibility on behalf of the Company or to bind the Company in any manner without the express authorization of the Company, and you agree not to represent the contrary, either expressly or implicitly, to anyone.

This Resignation and Transition Letter Agreement (the “Transition Agreement”) shall be construed in accordance with and governed by the laws of the State of Minnesota, without regard to conflicts of law principles.

This Transition Agreement constitutes the entire agreement between you and the Company with respect to the subject matter of this Transition Agreement.

Please sign below to indicate your approval.

Respectfully

/s/ Michael Merriman	/s/ Matthew Doctor

Michael Merriman	Accepted by: Matthew Doctor
Chairman of the Board of Directors